Registration No. 33- 53147

                              Filing under Rule 424(b)(3)

PRICING SUPPLEMENT NO. (6) DATED (March 12, 1996)
(To Prospectus and Prospectus Supplement dated May 19, 1994)


                  FRANKLIN RESOURCES, INC.

                      Medium-Term Notes
  With Maturities of Nine Months or More From Date of Issue


Except as set forth herein, the Notes offered hereby are Fixed Rate Notes and have such terms as are described in the accompanying Prospectus Supplement dated May 19, 1994 relating to Fixed Rate Notes.

Offering Agent:  Merrill Lynch & Co.

Notes Sold:
     [ ] To Offering Agent as Principal
     [X] To Investor or Other Purchaser Through
         Offering Agent as Agent for Franklin
         Resources, Inc.

     With Respect to Notes
      Sold to Offering Agent
      as Principal, Such Notes
      Will be Resold to
      Investors/Other Purchasers:
          [ ] At a Fixed Offering Price of a Specified
                Percentage of Their Principal Amount
          [ ] At Varying Prices Related to Prevailing
N/A             Market Prices at Time of Resale
          [ ] At 100% of Their Principal Amount

     With Respect to Notes
      Sold to an Investor/Other Purchaser
      Through Offering Agent Acting as
      Agent for Franklin Resources, Inc.,
      Such Notes Will be Sold:
          [X] At 100% of Their Principal Amount
          [ ] At a Specified Percentage of Their Principal
                Amount

Offering Agent's Commission:  .5%

Net Proceeds to Franklin
 Resources, Inc.:             $19,900,000

Principal Amount:             $20,000,000


Original Issue Date
(Settlement Date):            March 15, 1996

Stated Maturity Date:         March 15, 2001

Issue Price:                  $20,000,000

Currency Determination
 Agent (if other than
 Chemical Bank, N.A.):        N/A

Interest Rate(s)
 (Fixed Rate Notes):          6.56%

Initial Interest Rate
 (Floating Rate Notes):       N/A

Interest Payment Dates:  [X] April 15 and October 15 of
                              each year

                         [ ] Other:

Regular Record Dates:    [X] April 1 and October 1 next
                              preceding each Interest
                              Payment Date

                         [ ] Fifteenth calendar day (whether
                              or not a Market Day) next
                              preceding each Interest
                              Payment Date

Interest Rate Basis or Bases
 (Floating Rate Notes):  [ ] Commercial Paper Rate
                         [ ] Prime Rate
                         [ ] Telerate LIBOR
                         [ ] Reuters LIBOR
          N/A            [ ] Treasury Rate
                         [ ] CD Rate
                         [ ] Federal Funds Rate
                         [ ] Other:

Index Maturity (Floating
 Rate Notes):            N/A

Interest Payment Dates
 (Floating Rate Notes):  N/A

Spread (Floating Rate
 Notes):                 N/A

Spread Multiplier (Floating
 Rate Notes):            N/A

Interest Reset Period
 (Floating Rate Notes):  N/A

Interest Reset Dates (Floating
 Rate Notes):            N/A

Interest Determination
 Dates (Floating Rate
 Notes):                 N/A

Calculation Agent (if other
 than Chemical Bank, N.A.) (Floating
 Rate Notes):            N/A

Minimum Interest Rate (Floating
 Rate Notes):            N/A

Maximum Interest Rate (Floating
 Rate Notes):            N/A

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated
          Maturity Date
     [ ] The Notes may be redeemed prior to the Stated
          Maturity Date
          Initial Redemption Date(s):
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
     [X] The Notes cannot be repaid prior to the Stated
          Maturity Date
     [ ] The Notes can be repaid prior to the Stated
          Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price(s):  _______%

Form of Note:            [X] Global Security
                         [ ] Certificated note

Original Issue
 Discount Note:          [ ] Yes
                         [X] No

Total Amount of OID:     N/A

Issue Price (expressed as a
 percentage of aggregate
 principal amount):      N/A

Yield to Maturity:       N/A

Short Accrual
 Period OID:             N/A

Method Used to Determine
 Yield For Short Accrual
 Period:                 [ ] Approximate
          N/A            [ ] Exact

Other Provisions: